Cumberland Pharmaceuticals Reports
Annual 2023 Financial Results

2023 highlights include expanded FDA approval and new study publications

NASHVILLE, TENNESSEE (Tuesday, March 5, 2024) – Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company, announced today that its product portfolio of FDA-approved brands delivered combined revenues of $40 million in 2023 and provided $6 million in cash generated from operations.
Cumberland ended the year with $82 million in total assets – including $18 million in cash, $53 million in liabilities and $30 million of shareholders’ equity.
“In many ways 2023 was a building year for Cumberland, as we continued to integrate our newest products, while also delivering several significant achievements,” said Cumberland Pharmaceuticals CEO A.J. Kazimi. “We were pleased to expand the labeling for our Caldolor product to include use in infants, while continuing to build our other brands and progress our clinical programs.”
Cumberland will report its 2023 financial results and provide a Company update via a conference call today, March 5, 2024, at 4:30 p.m. Eastern Time.
HIGHLIGHTS FOR THE YEAR INCLUDE:
New Mission Statement
In 2023, Cumberland refined its mission statement to better capture the spirit of the Company. It now reads: working together to provide unique products that improve the quality of patient care.
In designing this statement, Cumberland considered several factors.
The Company wanted its mission to address the constituencies it serves, which include patients in need of care, as well as health care providers and its employees, shareholders, partners and community.
It needed to reflect Cumberland’s culture, where teamwork is prized, emphasized and expected – in order to achieve the company’s goals.
It also demonstrates Cumberland’s focus on developing, acquiring and distributing differentiated brands.
And finally, Cumberland wanted to emphasize that the patient is at the core of everything it does. Its collective efforts are directed at providing unique products that serve as better alternatives for poorly met medical needs.

Caldolor® FDA Approval for Treating Infants and Supporting Study Publication
The FDA approved expanded labeling for Cumberland’s Caldolor product, an intravenously delivered formulation of ibuprofen, to include its use in infants. The non-narcotic agent may now be administered for the treatment of pain and fever in patients 3 to 6 months of age. With this newly approved labeling, Caldolor is the only non-opioid product approved to treat pain in infants that is delivered through injection.
Cumberland also announced positive results from a clinical study investigating the safety and pharmacokinetics of Caldolor in newborns, published in the journal Pediatric Drugs. The results of the study support the growing body of evidence that demonstrates Caldolor is a safe therapeutic option available to practitioners for the treatment of fever and pain in infants, children and adults.
Federal NOPAIN Act
In early 2023, the federal NOPAIN Act was passed, which the Company expects, will provide special, favorable reimbursement for non-opioid products like Caldolor. Cumberland submitted a request to the Centers for Medicare & Medicaid Services (CMS), to include Caldolor in the favorable reimbursement and expects to learn more this year in preparation for the Act’s implementation in 2025.
Expanded Oncology Sales Division
Cumberland expanded its oncology sales division as it works to deliver its newest brand – Sancuso® – to help cancer patients tolerate their chemotherapy treatments. Sancuso is the first and only FDA-approved prescription patch for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy.
Vibativ® Pediatric Study Results Published
Cumberland announced a new publication in Antimicrobial Agents and Chemotherapy detailing the results of the first clinical study investigating the safety and pharmacokinetics of its Vibativ product in children 2 to 17 years of age.
Vibativ is an intravenous antibiotic approved by the FDA for the treatment of hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections caused by certain gram-positive bacteria.
The results of the study suggest that a single dose of Vibativ is safe in children and they experience reduced exposure to Vibativ, compared with the same body weight-based dosing in adults.
2023 Sustainability Metrics
Cumberland updated its annual sustainability metrics, detailing the company’s activities pertaining to its environmental, social and governance matters. Cumberland reported its key findings for 2023, including providing 3 million doses of its FDA-approved products to patients and safely disposing of nearly 6,000 pounds of damaged and expired products. Additionally, Cumberland had no products recalled and no clinical trials terminated due to failure to practice good clinical standards in 2023.

Clinical Development Programs
Throughout 2023, Cumberland continued to progress its pipeline of innovative products designed to improve patient care and patients’ quality of life. Cumberland's ifetroban product candidate – a potent and selective thromboxane receptor antagonist – is being evaluated in three Phase II clinical trials for patients with a series of unmet medical needs. It has now been dosed in nearly 1,400 subjects and has been found to be safe and well tolerated in those individuals. Patient enrollment is well underway in two of those Company-sponsored Phase II clinical programs.
The first clinical program involves patients with Systemic Sclerosis or scleroderma, a debilitating autoimmune disorder characterized by diffuse fibrosis of the skin and internal organs.
The other clinical program is evaluating ifetroban in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy, or DMD. DMD is a rare and fatal genetic neuromuscular disease that results in deterioration of the skeletal, heart and lung muscles. Cumberland is sponsoring the FIGHT DMD™ trial, a multicenter, randomized, placebo-controlled Phase II study enrolling patients across 10 centers in the United States that specialize in DMD. The Company has completed enrollment in the younger age group of patients and now is working to finish enrollment in the older patient group with DMD. The FDA has provided grant awards of over $1 million to support this study.
Cumberland is also developing an oral capsule to treat Idiopathic Pulmonary Fibrosis, or IPF, the most common form of progressive fibrosing interstitial lung disease. Following FDA clearance of its investigational new drug application in May 2023, the Company is now in the process of initiating its Phase II FIGHTING FIBROSIS trial designed to enroll 128 patients in over 20 medical centers of excellence across the United States. Recent studies have shown ifetroban can both prevent and enhance resolution of lung fibrosis in multiple preclinical models.
The Company’s plan going forward is to complete each of its company-sponsored studies, analyze their final data, announce top-line results and decide on the best development path for the registration of ifetroban, which the Company continues to believe has the potential to benefit many patients with orphan diseases that represent unmet medical needs.
FINANCIAL RESULTS:
Net Revenue: For 2023, net revenues were $40 million and included $16 million for Kristalose®, $8.8 million for Vibativ®, $8.1 million for Sancuso® and $4.3 million for Caldolor®.
Operating Expenses: Total operating expenses for 2023 were $49.1 million.
Net Income (Loss): The net loss for the fourth quarter of 2023 and the year ended December 31, 2023, was approximately $6.3 million. Results include a one time non-cash charge to intangible assets of $3.3 million associated with a product discontinuation.
Adjusted earnings: Adjusted earnings for the year ended December 31, 2023, were $2.4 million, or $0.17 a share. The adjusted earnings calculation does not include the benefit of the $2.3 million of Vibativ and Sancuso cost of goods, which were received as part of each product’s acquisition.
Balance Sheet: At December 31, 2023, Cumberland had $82 million in total assets, including $18 million in cash and cash equivalents. Liabilities totaled $53 million, including $12.8 million on the company’s credit facility. Total shareholders’ equity was $30 million at December 31, 2023.

EARNINGS REPORT CALL:
Cumberland will report its 2023 financial results via a conference call today, March 5, 2023, at 4:30 p.m. Eastern Time. To participate in the call, please register at
https://register.vevent.com/register/BI77538b1a0c52414b9e2772846f5498ae.
Registered participants can dial in from their phone using a dial-in and PIN number that will be provided to them. Alternatively, they can choose a “Call Me” option to have the system automatically call them at the start of the conference.
A replay of the call will be available for one year and can be accessed via Cumberland’s website or by visiting https://edge.media-server.com/mmc/p/eubuwzon.
ABOUT CUMBERLAND PHARMACEUTICALS:
Cumberland Pharmaceuticals Inc. is the largest biopharmaceutical company founded and headquartered in Tennessee and is focused on providing unique products that improve the quality of patient care. The company develops, acquires, and commercializes products for the hospital acute care, gastroenterology and oncology market segments.
The company’s portfolio of FDA-approved brands includes:
•Acetadote® (acetylcysteine) injection, for the treatment of acetaminophen poisoning;
•Caldolor® (ibuprofen) injection, for the treatment of pain and fever;
•Kristalose® (lactulose) oral, a prescription laxative, for the treatment of constipation;
•Omeclamox®-Pak, (omeprazole, clarithromycin, amoxicillin) oral, for the treatment of Helicobacter pylori (H. pylori) infection and related duodenal ulcer disease;
•Sancuso® (granisetron) transdermal, for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy treatment;
•Vaprisol® (conivaptan) injection, to raise serum sodium levels in hospitalized patients with euvolemic and hypervolemic hyponatremia; and
•Vibativ® (telavancin) injection, for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia, as well as complicated skin and skin structure infections.
The Company also has a series of Phase II clinical programs underway evaluating its ifetroban product candidate in patients with cardiomyopathy associated with Duchenne Muscular Dystrophy, Systemic Sclerosis and Idiopathic Pulmonary Fibrosis. Investigational new study applications have been cleared by the FDA enabling Cumberland to launch clinical studies in each of these areas.
For more information on Cumberland’s approved products, including full prescribing information, please visit links to the individual product websites, which can be found on the company’s website at www.cumberlandpharma.com.

About Acetadote® (acetylcysteine) Injection
Acetadote, administered intravenously within 8 to 10 hours after ingestion of a potentially hepatotoxic quantity of acetaminophen, is indicated to prevent or lessen hepatic injury. Used in the emergency department, Acetadote is approved in the United States to treat overdose of acetaminophen, a common ingredient in many over-the-counter medications. Acetadote is contraindicated in patients with hypersensitivity or previous anaphylactoid reactions to acetylcysteine or any components of the preparation. For full prescribing and safety information, visit www.acetadote.com.
About Caldolor® (ibuprofen) Injection
Caldolor is indicated in adults and pediatric patients for the management of mild to moderate pain and the management of moderate to severe pain as an adjunct to opioid analgesics, as well as the reduction of fever. It was the first FDA-approved intravenous therapy for fever. Caldolor is contraindicated in patients with known hypersensitivity to ibuprofen or other NSAIDs as well as patients with a history of asthma or other allergic type reactions after taking aspirin or other NSAIDs. Caldolor is contraindicated for use during the peri-operative period in the setting of coronary artery bypass graft (CABG) surgery. For full prescribing and safety information, including boxed warning, visit www.caldolor.com.
About Kristalose® (lactulose) Oral Solution
Kristalose is indicated for the treatment of acute and chronic constipation. It is a unique, proprietary, crystalline form of lactulose, with no restrictions on length of therapy or patient age. Kristalose is contraindicated in patients who require a low-galactose diet. Elderly, debilitated patients who receive lactulose for more than six months should have serum electrolytes (potassium, chloride, carbon dioxide) measured periodically. For full prescribing and safety information, visit www.kristalose.com.
About Omeclamox®-Pak (omeprazole, clarithromycin, amoxicillin)
Omeprazole is an antisecretory drug, which works by decreasing the amount of acid the stomach produces. Clarithromycin and amoxicillin are antibacterial drugs, which inhibit the growth of bacteria allowing the stomach lining to heal. Omeclamox-Pak is contraindicated in patients with a history of hypersensitivity to omeprazole, any macrolide antibiotic or penicillin. For full prescribing and safety information, visit www.omeclamox.com.
About Sancuso® (granisetron) Transdermal System
Sancuso is the only skin patch approved by the FDA for the prevention of chemotherapy-induced nausea and vomiting in patients receiving moderately and/or highly emetogenic chemotherapy. When applied 24 to 48 hours before receiving chemotherapy, the Sancuso patch slowly and continuously releases the medicine contained in the adhesive through clean and intact skin areas into the patient’s bloodstream. It can be worn for up to seven days in a row for chemotherapy regimens of up to five consecutive days. For full prescribing and safety information, visit www.sancuso.com.
About Vaprisol® (conivaptan hydrochloride) Injection
Vaprisol is an intravenous treatment for hyponatremia used in the critical care setting. Hyponatremia is an electrolyte disturbance in which sodium ion concentration in blood plasma is lower than normal. This can be associated with a variety of critical care conditions including congestive heart failure, liver failure, kidney failure and pneumonia. The product is a vasopressin receptor antagonist that raises serum sodium levels and promotes free water secretion. Vaprisol is contraindicated in patients with hypovolemic hyponatremia. The coadministration of Vaprisol with potent CYP3A inhibitors, such as ketoconazole, itraconazole, clarithromycin, ritonavir and indinavir, is contraindicated. For full prescribing and safety information, including boxed warning, visit www.vaprisol.com.

About Vibativ® (telavancin) for Injection
Vibativ is a patented, FDA-approved injectable anti-infective for the treatment of certain serious bacterial infections including hospital-acquired and ventilator-associated bacterial pneumonia and complicated skin and skin structure infections. It addresses a range of Gram-positive bacterial pathogens, including those that are considered difficult-to-treat and multidrug-resistant. Intravenous unfractionated heparin sodium is contraindicated with Vibativ administration due to artificially prolonged activated partial thromboplastin time (aPTT) test results for up to 18 hours after Vibativ administration. Vibativ is contraindicated in patients with a known hypersensitivity to telavancin. For more information, please visit www.vibativ.com.
ABOUT CUMBERLAND EMERGING TECHNOLOGIES:
Cumberland Emerging Technologies, Inc. (www.cet-fund.com) is a joint initiative between Cumberland Pharmaceuticals Inc., Vanderbilt University, LaunchTN and WinHealth. The mission of CET is to advance biomedical technologies and products conceived at Vanderbilt University and other regional research centers towards the marketplace.
CET helps manage the development and commercialization process for select projects, and provides expertise on intellectual property, regulatory, manufacturing and marketing issues that are critical to successful new biomedical products. CET’s Life Sciences Center provides laboratory space, equipment and infrastructure for CET’s activities and other early-stage life sciences ventures.

FORWARD LOOKING STATEMENTS:
This press release contains forward-looking statements, which are subject to certain risks and reflect Cumberland’s current views on future events based on what it believes are reasonable assumptions. No assurance can be given that these events will occur. Forward-looking statements include, among other things, statements regarding the Company’s intent, belief or expectations, and can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “should,” “seek,” “anticipate,” “look forward” and other comparable terms or the negative thereof. As with any business, all phases of Cumberland’s operations are subject to factors outside of its control, and any one or combination of these factors could materially affect Cumberland’s operation results. These factors include macroeconomic conditions, including rising interest rates and inflation, competition, an inability of manufacturers to produce Cumberland’s products on a timely basis, failure of manufacturers to comply with regulations applicable to pharmaceutical manufacturers, natural disasters, public health epidemics, maintaining an effective sales and marketing infrastructure, and other events beyond the Company’s control as more fully discussed in its most recent annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (“SEC”), as well as the Company’s other filings with the SEC from time to time. There can be no assurance that results anticipated by the company will be realized or that they will have the expected effects. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to publicly revise these statements to reflect events after the date hereof.
SOURCE: Cumberland Pharmaceuticals Inc.

Investor Contact:	Media Contact:
Shayla Simpson	Molly Aggas
Cumberland Pharmaceuticals Inc.	Dalton Agency
(615) 255-0068	(704) 641-6641

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CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2023 and 2022
(Unaudited)

	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$18,321,624	$19,757,970
Accounts receivable, net	9,758,176	13,163,681
Inventories, net	4,609,362	9,863,581
Prepaid and other current assets	3,025,248	3,084,978
Total current assets	35,714,410	45,870,210
Non-current inventory	12,804,529	7,527,167
Property and equipment, net	367,903	284,039
Intangible assets, net	22,607,918	30,590,678
Goodwill	914,000	914,000
Operating lease right-of-use assets	6,674,394	5,218,403
Other assets	2,692,921	2,520,661
Total assets	$81,776,075	$92,925,158

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$14,037,629	$10,819,011
Operating lease current liabilities	348,092	172,910
Other current liabilities	13,596,528	17,587,911
Total current liabilities	27,982,249	28,579,832
Revolving line of credit	12,784,144	16,200,000
Operating lease non-current liabilities	5,296,247	4,586,301
Other long-term liabilities	6,453,566	7,585,019
Total liabilities	52,516,206	56,951,152
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock – no par value; 100,000,000 shares authorized; 14,121,833 and 14,366,616 shares issued and outstanding as of December 31, 2023 and 2022, respectively	47,091,602	47,474,973
Accumulated earnings (deficit)	(17,488,161)	(11,208,841)
Total shareholders’ equity	29,603,441	36,266,132
Noncontrolling interests	(343,572)	(292,126)
Total equity	29,259,869	35,974,006
Total liabilities and equity	$81,776,075	$92,925,158

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2023	2022	2023	2022
Revenues:
Net revenues	$9,353,066	$9,123,680	$39,552,507	$42,010,949
Costs and expenses:
Cost of products sold	1,529,983	2,650,309	6,066,611	9,118,521
Selling and marketing	4,759,230	3,379,434	18,451,765	16,660,945
Research and development	1,264,753	1,405,841	5,834,229	6,688,924
General and administrative	3,439,184	3,507,678	10,651,915	10,180,120
Amortization	4,539,155	458,222	8,102,648	5,067,368
Total costs and expenses	15,532,305	11,401,484	49,107,168	47,715,878
Operating income (loss)	(6,179,239)	(2,277,804)	(9,554,661)	(5,704,929)
Interest income	81,000	45,696	286,854	98,405
Other income	—	—	2,828,871	—
Other income - settlement	—	—	475,000	—
Other income - insurance proceeds	—	—	346,800	611,330
Interest expense	(178,792)	(179,456)	(667,861)	(585,995)
Income (loss) before income taxes	(6,277,031)	(2,411,564)	(6,284,997)	(5,581,189)
Income tax expense	(24,956)	(48,150)	(45,769)	(68,850)
Net income (loss)	(6,301,987)	(2,459,714)	(6,330,766)	(5,650,039)
Net income (loss) at subsidiary attributable to noncontrolling interests	10,967	18,985	51,446	79,798
Net income (loss) attributable to common shareholders	$(6,291,020)	$(2,440,729)	$(6,279,320)	$(5,570,241)

Earnings (loss) per share attributable to common shareholders:
Basic	$(0.44)	$(0.17)	$(0.44)	$(0.38)
Diluted	$(0.44)	$(0.17)	$(0.44)	$(0.38)
Weighted-average common shares outstanding:
Basic	14,164,270	14,800,772	14,298,774	14,563,592
Diluted	14,164,270	14,800,772	14,298,774	14,563,592

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Years ended December 31, 2023 and 2022
(Unaudited)

	2023	2022
Cash flows from operating activities:
Net Income (loss)	(6,330,766)	(5,650,039)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation and amortization expense	4,935,954	5,328,113
Impairment loss on intangible assets	3,343,842	—
Amortization of operating lease right-of-use asset	834,500	—
Disposal of assets	20,256	—
Share-based compensation	365,040	447,503
Decrease in non-cash contingent consideration	(1,243,185)	(2,088,296)
Decrease (increase) in cash surrender value of life insurance policies over premiums paid	(124,736)	613,657
Noncash interest expense	15,523	11,237
Noncash gain on RediTrex transaction	—	(37,882)
Gain on receipt of life insurance policies	(346,800)	(611,330)
Net changes in assets and liabilities affecting operating activities:
Accounts receivable	3,404,949	(6,115,640)
Inventories	(23,143)	911,078
Other current assets and other assets	65,684	689,260
Operating lease liabilities	(1,405,363)	—
Accounts payable and other current liabilities	3,713,519	14,536,076
Other long-term liabilities	(1,131,453)	419,659
Net cash provided by operating activities	6,093,821	8,453,396
Cash flows from investing activities:
Additions to property and equipment	(281,268)	(102,148)
Life insurance policy proceeds received	347,356	877,597
Additions to intangible assets	(171,783)	(1,971,662)
Return of RediTrex	—	1,000,000
Settlement of patent litigation	—	21,757
Cash paid for acquisitions	—	(13,500,000)
Net cash used in investing activities	(105,695)	(13,674,456)
Cash flows from financing activities:
Borrowings on line of credit	31,475,000	52,900,000
Payments on line of credit	(34,890,856)	(51,700,000)
Payments made in connection with repurchase of common shares	(740,533)	(1,053,042)
Cash settlement of contingent consideration	(3,268,083)	(2,208,744)
Net cash used in financing activities	(7,424,472)	(2,061,786)
Net decrease in cash and cash equivalents	(1,436,346)	(7,282,846)
Cash and cash equivalents, beginning of year	19,757,970	27,040,816
Cash and cash equivalents, end of year	$18,321,624	$19,757,970

CUMBERLAND PHARMACEUTICALS INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) Attributable to Common Shareholders to Adjusted Earnings (Loss) and Adjusted Diluted Earnings (Loss) Per Share
(Unaudited)

	Three months ended December 31,		Three months ended December 31,
	2023	2023	2022	2022
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(6,291,020)	$(0.44)	$(2,440,729)	$(0.17)
Less: Net income (loss) at subsidiary attributable to noncontrolling interests	10,967	—	18,985	—
Net income (loss)	(6,301,987)	(0.44)	(2,459,714)	(0.17)
Adjustments to net income (loss)
Income tax expense	24,956	—	48,150	—
Depreciation and amortization (a)	4,577,109	0.32	511,483	0.04
Share-based compensation (b)	93,894	0.01	126,905	0.01
Write-down of expired inventory (c)	—	—	949,380	0.06
Interest income	(81,000)	(0.01)	(45,696)	—
Interest expense	178,792	0.01	179,456	0.01
Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share	$(1,508,236)	$(0.11)	$(690,036)	$(0.05)
Diluted weighted-average common shares outstanding:		14,164,270		14,401,432

	Year ended December 31,		Year ended December 31,
	2023	2023	2022	2022
	Earnings impact	Earnings per share impact	Earnings impact	Earnings per share impact
Net income (loss) attributable to common shareholders	$(6,279,320)	$(0.43)	$(5,570,241)	$(0.38)
Less: Net income loss at subsidiary attributable to noncontrolling interests	51,446	—	79,798	0.01
Net income (loss)	(6,330,766)	(0.43)	(5,650,039)	(0.38)
Adjustments to net income (loss)
Income tax expense	45,769	—	68,850	—
Depreciation and amortization (a)	8,279,796	0.57	5,328,113	0.36
Share-based compensation (b)	365,040	0.03	447,503	0.03
Write-down of expired inventory (c)	—	—	1,979,380	0.13
Gain on insurance proceeds	(346,800)	(0.02)	(611,330)	—
Interest income	(286,854)	(0.02)	(98,405)	(0.01)
Interest expense	667,861	0.04	585,995	0.04
Adjusted Earnings (loss) and Adjusted Diluted Earnings (loss) Per Share (d) (e)	$2,394,046	$0.17	$2,050,067	$0.14
Diluted weighted-average common shares outstanding:		14,526,400		14,809,257

The Company provided the above adjusted supplemental financial performance measures, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. These financial measures should be considered supplemental to, and not as a substitute for, financial information prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The definition of these supplemental measures may differ from similarly titled measures used by others.
Because these supplemental financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the supplemental financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.
Cumberland’s management believes these supplemental financial performance measures are important as they are used by management, along with financial measures in accordance with GAAP, to evaluate the Company’s operating performance. In addition, Cumberland believes that they will be used by certain investors to measure the Company’s operating results. Management believes that presenting these supplemental measures provides useful information about the Company’s underlying performance across reporting periods on a consistent basis by excluding items that Cumberland does not believe are indicative of its core business performance or reflect long-term strategic activities. Certain of these items are not settled through cash payments and include: depreciation, amortization, share-based compensation expense and income taxes. Cumberland utilizes its net operating loss carryforwards to pay minimal income taxes. In addition, the use of these financial measures provides greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including the evaluation of the Company’s operating performance.
The Company defines these supplemental financial measures as follows:
•Adjusted Earnings: Net income (loss) adjusted for the impact of income taxes, depreciation and amortization expense, share-based compensation, interest income and interest expense. The definition of Adjusted Earnings has been changed to include all gains and losses, as gains are occurring more frequently for the Company. The financial information presented for the year ended December 31, 2022, has been adjusted to be consistent with the current year presentation.
    (a) Includes $3.3 million impairment loss on intangible assets.

(b) Represents the share-based compensation of Cumberland.

(c) Represents the write-down of expired inventory.

(d) Year-to-date Adjusted Earnings includes a litigation settlement based on two $500,000 milestone payments due to the Company for the license associated with its Vibativ product.
(e) Year-to-date Adjusted Earnings includes a gain on the refund of 2022 and 2023 FDA fees in the amount of $2.8 million.

•Adjusted Diluted Earnings Per Share: Adjusted Earnings (loss) divided by diluted weighted-average common shares outstanding.